Exhibit 99.5

[Letterhead of Goldman, Sachs & Co.]

December 8, 2005

Board of Directors

Lincoln National Corporation

1500 Market Street, Suite 3900

Centre Square – West Tower

Philadelphia, PA 19102-2112

Re:	Initially Filed Registration Statement on Form S-4 of Lincoln National Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 9, 2005, with respect to the fairness from a financial point of view to Lincoln National Corporation (the “Company”) of the Consideration (as defined in our opinion letter) in the aggregate to be paid by the Company to the holders of shares of common stock, par value $1.25 per share, of Jefferson-Pilot Corporation (“Jefferson-Pilot”) pursuant to the Agreement and Plan of Merger, dated as of October 9, 2005, among the Company, Quartz Corporation, a wholly owned subsidiary of the Company, and Jefferson-Pilot.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinions of our Financial Advisors—Opinions of LNC’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—LNC’s Reasons for the Merger and Recommendation of LNC’s Board of Directors” and “The Merger—Opinions of Financial Advisors—Opinions of LNC’s Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)